Exhibit 99.1

ColdQuanta, Inc. dba Infleqtion

Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

ColdQuanta, Inc. dba Infleqtion:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ColdQuanta, Inc. dba Infleqtion and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, changes in convertible redeemable preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

Denver, Colorado

March 31, 2026

ColdQuanta, Inc. dba Infleqtion

Consolidated Balance Sheets

(in thousands, except share amounts)

	As of December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,694	$47,942
Available-for-sale securities, current	34,318	—
Accounts receivable	9,543	4,033
Unbilled receivables	4,734	3,558
Inventories	4,299	2,223
Prepaid expenses and other current assets	10,036	3,195

Total current assets	74,624	60,951
Property and equipment, net	8,674	10,015
Operating lease right-of-use assets	4,923	5,400
Available-for-sale securities, non-current	17,157	—
Goodwill	9,315	9,315
Other assets	620	637

TOTAL ASSETS	$115,313	$86,318

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,644	$1,361
Accrued liabilities	8,610	9,278
Contract liabilities	6,871	3,402
Current portion of operating lease right-of-use liabilities	1,076	1,324
Deferred consideration payable, current	471	1,362

Total current liabilities	22,672	16,727
Operating lease liabilities, net of current portion	4,074	4,774
Deferred consideration payable	—	408

TOTAL LIABILITIES	26,746	21,909

Convertible Redeemable Preferred Stock:
Series Seed convertible redeemable preferred stock, $0.0001 par value per share	6,526	6,526
Series Seed II convertible redeemable preferred stock; $0.0001 par value per share	10,411	10,411
Series A convertible redeemable preferred stock, $0.0001 par value per share	36,658	36,658
Series B convertible redeemable preferred stock; $0.0001 par value per share	112,145	112,145
Series B-1 convertible redeemable preferred stock; $0.0001 par value per share	32,990	32,990
Series C convertible redeemable preferred stock ; $0.0001 par value per share	71,733	22,503
Series C-1 convertible redeemable preferred stock ; $0.0001 par value per share	26,351	26,351

Total Convertible Redeemable Preferred Stock	296,814	247,584

Commitments and contingencies (refer to note 12)
Stockholders’ Deficit:
Common stock: $0.0001 par value per share; 573,000,000 shares authorized as of December 31, 2025 and 2024; 50,227,011 and 45,512,715 shares issued and outstanding as of December 31, 2025 and 2024, respectively	5	5
Additional paid-in capital	21,928	15,751
Accumulated deficit	(231,086)	(199,291)
Accumulated other comprehensive income	906	360

Total Stockholders’ Deficit	(208,247)	(183,175)

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit	$115,313	$86,318

The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc. dba Infleqtion

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	For the period ended December 31,
	2025	2024
Revenue
Product revenue	$19,614	$22,325
Service revenue	12,850	6,511

Total revenue	32,464	28,836

Cost of revenue
Cost of products	13,558	17,571
Cost of services	7,093	2,201

Total cost of revenue	20,651	19,772

Gross profit	11,813	9,064

Research and development	24,089	22,303
Selling, general and administrative	25,343	27,287
Impairment of assets and goodwill	—	13,539
Grant income	(2,333)	(1,057)

Loss from operations	(35,286)	(53,008)

Other income (expense):
Interest income	2,502	1,154
Change in fair value of SAFE liabilities	—	(2,271)
Change in fair value of contingent consideration	—	380
Other, net	989	(21)

Total other (expense) income, net	3,491	(758)

Loss before income taxes	(31,795)	(53,766)

Income tax expense (benefit)	—	(2)

Net loss	$(31,795)	$(53,764)

Other comprehensive income:
Unrealized income on available-for-sale securities	140	—
Foreign currency translation adjustment	406	474

Total other comprehensive income	546	474

Comprehensive loss	$(31,249)	$(53,290)

Net loss per share attributable to common stockholders - basic and diluted	$(0.69)	$(1.35)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	46,185,671	39,808,027

The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc. dba Infleqtion

Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

	Convertible Redeemable Preferred Stock													Stockholders’ Deficit
	Series Seed		Series Seed II		Series A		Series B		Series B-1		Series C		Series C-1		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2023	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	107,814,417	$107,395	32,419,574	$32,990	—	—	—	—	35,831,766	$4	$10,468	$(145,527)	$(114)	$(135,169)
Convertible redeemable preferred stock issue, net	—	—	—	—	—	—	6,141,902	4,750	—	—	20,508,938	22,503	—	—	—	—	—	—	—	—
SAFE notes conversion	—	—	—	—	—	—	—	—	—	—	—	—	22,869,771	26,351	—	—	—	—	—	—
Common stock issued in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,457,536	—	436	—	—	436
Issuance of contingent consideration shares	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	50	—	—	50
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(53,764)	—	(53,764)
Stock-based compensation expense	—	—	—	—	—	—	—				—	—	—	—	—	—	3,741	—	—	3,741
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,223,413	1	1,056	—	—	1,057
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	474	474

Balances as of December 31, 2024	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	$112,145	32,419,574	$32,990	20,508,938	$22,503	22,869,771	$26,351	45,512,715	$5	$15,751	$(199,291)	$360	$(183,175)
Convertible redeemable preferred stock issue, net	—	—	—	—	—	—	—	—	—	—	39,891,014	49,230	—	—	—	—	—	—	—	—
Settlement of contingent liability with common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,163	—	—	2,163
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(31,795)	—	(31,795)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,056	—	—	3,056
Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,714,296	—	958	—	—	958
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	546	546

Balances as of December 31, 2025	24,871,033	$6,526	27,499,984	$10,411	101,515,976	$36,658	113,956,319	$112,145	32,419,574	$32,990	60,399,952	$71,733	22,869,771	$26,351	50,227,011	$5	$21,928	$(231,086)	$906	$(208,247)

The accompanying notes are an integral part of these consolidated financial statements

ColdQuanta, Inc. dba Infleqtion

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(31,795)	$(53,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	3,692	2,616
Stock-based compensation expense	3,056	3,741
Change in fair value of contingent obligation	3,992	—
Non-cash transfer of property, plant and equipment	—	686
Changes in fair value of SAFE notes	—	2,271
Change in fair value of contingent consideration	—	(380)
Impairment of assets and goodwill	—	13,539
Other non-cash operating adjustments	(328)	281
Changes in operating assets and liabilities:
Accounts receivable	(5,379)	(1,981)
Inventories	(2,076)	(944)
Unbilled receivables	(1,176)	(2,254)
Prepaid expenses and other current assets	(411)	582
Other assets	(11)	(225)
Accounts payable	3,786	(987)
Accrued liabilities	(493)	3,563
Contract liabilities	3,469	851
Operating lease right-of-use assets	710	(2,511)
Operating lease right-of-use liabilities	(1,181)	2,449

Net cash used in operating activities	(24,145)	(32,467)
Cash flows from investing activities
Purchases of available-for-sale securities	(56,759)	—
Redemptions of available-for-sale securities	5,600	12,660
Purchases of property and equipment	(2,372)	(2,858)
Morton acquisition, net of cash acquired	—	(3,041)
SiNoptiq asset acquisition	—	(2,655)

Net cash provided by (used in) investing activities	(53,531)	4,106
Cash flows from financing activities
Proceeds from issuance of Series C convertible redeemable preferred stock	49,225	25,153
Proceeds from issuance of SAFE Notes, net of issuance costs	—	22,655
Proceeds from stock options exercised	958	1,057
Payment of Series C convertible redeemable preferred stock accrued issuance costs	(2,800)	—
Payment of deferred offering costs	(5,206)	—
Payment of deferred cash consideration	(1,425)	(475)

Net cash provided by financing activities	40,752	48,390
Foreign currency translation	676	451

Net increase (decrease) in cash and cash equivalents and restricted cash	$(36,248)	$20,480
Cash, cash equivalents and restricted cash at beginning of period	$48,142	$27,662

Cash, cash equivalents and restricted cash at end of period	$11,894	$48,142

Supplemental non-cash disclosure of cash flow information
Acquisition of assets through issuance of equity	$—	$5,236
Acquisition of assets through deferred payment arrangements	$—	$1,964
Series C convertible redeemable preferred stock unpaid issuance costs	$—	$2,650
Unpaid deferred offering costs	$1,178	$—
Unrealized gains or losses on available-for-sale securities	$140	$—
Settlement of contingent liability with common stock	$2,163	$—

The accompanying notes are an integral part of these consolidated financial statement

ColdQuanta, Inc. dba Infleqtion

Notes to the Consolidated Financial Statements

1. Summary of Operations and Significant Accounting Policies

Nature of Operations

ColdQuanta, Inc. dba Infleqtion (“ColdQuanta”) together with its wholly owned subsidiaries, (collectively the “Company”) develops and commercializes quantum technology products as part of a full-stack platform, which currently includes offerings such as: quantum sensing, quantum computing and software. The Company’s quantum-enabled solutions are focused on addressing pressing challenges, with technologies actively deployed across a number of sectors today, including defense and security, artificial intelligence (“AI”), energy optimization, space and frontier, materials discovery and cybersecurity. The Company’s quantum sensors and computers are supported by the Company’s proprietary software, Superstaq, which serves as a control panel for future hybrid quantum-classical workflows. In addition, the Company has developed contextual machine learning software, based on quantum physics principles, that increases AI performance today on classical graphics processing units. To serve the market as a multi-platform quantum technology company, the Company engages in multiple research and development areas. The Company is engaged in research and development of neutral atom quantum computers that may have uses in military, drug design, investment strategies, encryption-cracking and complex scheduling problems. The Company is also a developer and supplier of Bose-Einstein condensates and cold atom devices, instruments and systems and quantum software applications and platforms. The Company’s customers are primarily government agencies of the United States (“U.S.”), such as the U.S. Department of Defense, the Defense Advanced Research Projects Agency and similar government agencies in the United Kingdom (“U.K.”) who contract with the Company for research and development services and the production of technical devices. The Company also sells critical supply chain quantum devices and machines to commercial customers.

ColdQuanta was formed as a Colorado corporation on February 7, 2007 and subsequently converted to a Delaware corporation on June 29, 2018. The Company is located and headquartered in Colorado with operations in; Illinois; Texas; Wisconsin; Melbourne, Australia and Oxford, U.K.

Churchill Capital Corp X Business Combination Agreement

On February 13, 2026, pursuant to the definitive agreement and plan of merger and reorganization (the “Merger Agreement”), dated September 8, 2025, with Churchill Capital Corp X, a publicly traded special purpose acquisition company (“CCX”), AH Merger Sub I, Inc., a direct, wholly owned subsidiary of CCX, was merged with and into the Company, with the Company continuing as the surviving corporation. Immediately thereafter, such surviving corporation was merged with and into AH Merger Sub II, LLC (“Merger Sub II”), another direct, wholly owned subsidiary of CCX, with Merger Sub II (renamed as “Infleqtion Quantum, LLC”) continuing as the surviving entity and as a wholly owned subsidiary of CCX (collectively, the “Business Combination”). In connection with the closing of the Business Combination (“the Closing”), CCX changed its name to Infleqtion, Inc.

Further, immediately prior to completing the Business Combination, each issued and outstanding share of ColdQuanta common stock, preferred stock and restricted stock was automatically surrendered and exchanged for the right to receive shares of CCX common stock, par value $0.0001 per share based on a defined exchange ratio of 0.3470312, representing Infleqtion, Inc. Common Stock after the Closing.

Immediately following the Closing, there were 216,471,927 shares of Infleqtion, Inc. Common Stock issued and outstanding. Of those shares, 151,804,988 shares were issued to holders of ColdQuanta securities in respect of such securities, representing approximately 70.1% of the voting rights in Infleqtion, Inc. following the Closing.

As of December 31, 2025, the Company has incurred $6.4 million of direct and incremental costs in connection with the Business Combination which are recorded in prepaid expenses and other current assets in the consolidated balance sheets. These deferred offering costs will be recognized in the statement of equity as a reduction of additional paid-in capital upon consummation of the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements include the financial results of ColdQuanta and its wholly owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Certain prior-year amounts have been reclassified for presentation purposes to conform to the current-year presentation.

Emerging Growth Company

Upon completion of the Business Combination, the Company expects to operate as an Emerging Growth Company (“EGC”) under the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”) and may take advantage of certain exemptions from reporting and disclosure requirements that apply to other public companies that are not EGCs.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or amended standard.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and the accompanying notes.

Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to, the selection of the method to measure progress in the satisfaction of performance obligations in revenue arrangements recognized over time and the related estimate of total expected costs for the revenue arrangement, the useful lives of long-lived assets, the fair value of stock-based awards, the fair value of assets and liabilities acquired in business combinations, the fair value of contingent consideration, the fair value of contingent obligation and the fair value of assets and reporting units associated with impairment losses. Management bases its estimates and assumptions on current facts, historical experience, expectations, forecasts, trends and various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from such estimates and assumptions.

Concentrations of Credit Risk and other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, available-for-sale securities and accounts receivable. The Company’s cash and cash equivalents are deposited at high-credit-quality financial institutions. The Company’s deposit balances at these institutions routinely exceed federally insured limits. The Company has not experienced any credit losses relating to its cash and cash equivalents and does not believe there is exposure to any significant credit risk on such accounts. See the section below for further information on available-for-sale securities.

The majority of the Company’s accounts receivable is derived from governmental institutions and commercial customers primarily located in the U.S., U.K., Australia and Japan. At December 31, 2025, one customer represented 78% of total accounts receivable. At December 31, 2024, two customers represented 57% and 25% of total accounts receivable. There have been no credit losses since the Company’s inception.

Significant customers are those that represent more than 10% of the Company’s total revenue. During the year ended December 31, 2025, two customers represented 60% and 12% of total revenue. During the year ended December 31, 2024, three customers represented 36%, 32% and 12% of total revenue.

A significant portion of the Company’s resources are engaged in supplying services and technological equipment to the U.S. and U.K. governments and can be subject to certain business risks unique to being a government contractor. Sales to government entities may be affected by changes in procurement policies, turnover of key personnel, budget considerations, political developments abroad and other factors. In addition, the Company is subject to periodic compliance audits by the U.S. and U.K. governments.

The Company is also subject to the risks inherent in any technological business model, including the development of competing products and technologies and the related risk of obsolescence. The Company’s current focus is on research and development of quantum technology. However, the quantum technology industry is still in its early stage and the Company may not be successful in all of its research and development.

Accounting Pronouncements Recently Issued or Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-09, Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. This ASU is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. This ASU is effective for the Company for annual periods beginning after December 15, 2025, with the option to apply the ASU retrospectively. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company early adopted this ASU on a prospective basis as of December 31, 2025 and determined that the adoption of this ASU will not have a material impact on the consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. This ASU requires additional disclosure of the nature of expenses included in the income statement. This ASU is effective for the Company for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with the option to apply the ASU retrospectively. Early adoption is permitted. The Company is currently evaluating the extent of the impact of this ASU on the disclosures in the Company’s consolidated financial statements.

In May 2025, the FASB issued ASU 2025-03, Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which amends guidance in the FASB Accounting Standards Codification (ASC) 805, Business Combinations and ASC 810, Consolidation, related to determining the accounting acquirer in a business combination when the legal acquiree is a variable interest entity (“VIE”). The updates remove the previous requirement that the primary beneficiary of a VIE is automatically the accounting acquirer. Instead, entities must apply the general factors in ASC 805-10-55-12 through 55-15 when the transaction is primarily impacted by exchanging equity interests. This change allows certain transactions, including those involving VIEs, to be accounted for as reverse acquisitions when appropriate. This ASU is effective for the Company for annual periods beginning after December 15, 2026, and interim periods within those annual periods. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued (or made available for issuance). If an entity early adopts in an interim reporting period, it can adopt as of the beginning of that interim reporting period or the beginning of the annual reporting period that includes that interim reporting period. The Company early adopted this ASU effective January 1, 2025. The adoption of this ASU did not have a material impact on the consolidated financial statements.

In November 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software, which modernizes accounting for internal-use software development costs, aligning with evolving technology practices. This ASU is effective for the Company for annual periods beginning after December 15, 2027, and interim periods within those annual periods. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued (or made available for issuance). If an entity early adopts in an interim reporting period, it must adopt as of the beginning of the annual reporting period that includes that interim reporting period. The Company is currently evaluating the extent of the impact of this ASU on the Company’s consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Accounting for Government Grants Received by Business Entities, (“ASU 2025-10”) which establishes guidance on the recognition, measurement and presentation of a government grant received by a business entity. GAAP did not provide such guidance, and many business entities have been analogizing to International Accounting Standard (“IAS”) 20 or other guidance when accounting for government grants. The ASU incorporates elements of IAS 20 into GAAP, modifying certain aspects of that standard’s scope, recognition threshold and other implementation guidance. This ASU is effective for the Company for annual periods beginning after December 15, 2029, and interim periods within those annual periods. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued (or made available for issuance). If an entity early adopts in an interim reporting period, it must adopt as of the beginning of the annual reporting period that includes that interim reporting period. The Company is currently evaluating the extent of the impact of this ASU on the Company’s consolidated financial statements.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash in banks, checking deposits and money market funds. The Company considers all highly liquid investments purchased with an original maturity at the date of acquisition of three months or less to be cash equivalents. Cash balances, which may be in excess of federally insured limits, are deposited in financial institutions.

At December 31, 2025 and 2024, the Company’s restricted cash totaled $0.2 million related to cash deposits for an office building lease. The restricted cash is classified as other long-term assets on the Company’s consolidated balance sheets; however, it is included in the reconciliation of cash, cash equivalents and restricted cash for purposes of the consolidated statements of cash flows.

Available-for-sale securities

Under the Company’s securities policy, available-for-sale securities may consist of investment grade commercial paper, corporate bonds, federal agency bonds, government bonds and other bonds issued in the U.S. (and denominated in the U.S. dollar) by foreign entities. Current available-for-sale securities are those with maturities of greater than three months, but less than one year. Noncurrent available-for-sale securities hold maturities greater than one year. The Company evaluates the classification of its securities at the time of purchase and re-evaluates such determination at each balance sheet date, which includes an assessment of the intent to hold the available-for-sale securities. The Company’s securities policy sets minimum credit quality criteria and maximum maturity limits on the securities it holds to provide for preservation of capital, liquidity and a reasonable rate of return. The Company classifies its securities as available-for-sale.

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities (except for credit losses) are excluded from net loss and are reported as a separate component of accumulated other comprehensive (loss) income until realized. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, the net amount of which, along with interest and realized gains and losses are included in interest income in the consolidated statements of operations. Realized gains are derived using the specific identification method for determining the cost of the securities sold. The Company evaluates whether a credit loss exists, and in the event a credit loss does exist, the credit loss is recognized in the consolidated statements of operations based on the amount that the fair value is less than the amortized cost.

Accounts Receivable

Accounts receivable primarily consist of amounts due from customers for which the Company has an unconditional right to receive payment for delivery of products and the performance of services. The Company’s customers primarily consist of the U.S. federal government and its agencies, and universities. Amounts are generally due 30 days from the invoice date and do not bear interest.

On a periodic basis, management evaluates its accounts receivable to determine whether to provide an allowance for credit losses. Management considers relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of receivables. There were no significant changes in the Company’s customer credit risk profile, economic conditions or methodology used to estimate expected credit losses during the periods presented, and the Company did not record any write-offs of trade receivables.

The Company did not have an allowance for credit losses as of December 31, 2025 or 2024.

Inventories

Inventories are stated at the lower of cost or net realizable value under the first-in-first-out (FIFO) assumption. Cost is determined using the weighted-average cost method. Costs include direct materials, direct labor and indirect facilities overhead costs that are allocated to inventory based on the portion of the Company’s facilities used in manufacturing. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory and are charged to cost of revenue. During the years ended December 31, 2025 and 2024, excess and obsolescence charges were $700 thousand and $48 thousand, respectively.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation and amortization. Expenditures on improvements are capitalized, while expenditures on routine maintenance and repairs are expensed as incurred. Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the assets, as listed below:

Assets	Years
Computers and equipment	3-5
Quantum computer	3
Leasehold improvements	Shorter of the useful life or the remaining lease term
Furniture and fixtures	3
Software and website	1

Leases

The Company determines if an arrangement is or contains a lease at inception and classifies the lease as an operating or finance lease at the commencement date. An arrangement is or contains a lease where the Company has a right to control an identified asset. For leases with an initial term of greater than twelve months, the Company recognizes a right-of-use asset and a lease liability as of the lease commencement date. Right-of-use assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term. Right-of-use assets are recognized as the initial measurement of the lease liabilities, plus any initial direct costs, any prepaid lease payments and less incentives received, if any.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the implicit rates in the Company’s leases are not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments and in economic environments where the leased asset is located.

The Company recognizes lease expense for its operating leases on a straight-line basis over the lease term. Lease expense for finance leases is generally front-loaded as the finance lease right-of-use asset is depreciated on a straight-line basis, but interest expense on the liability is recognized utilizing the effective interest rate method that results in more expense during the early years of the lease. Accordingly, costs for finance leases are disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability).

The Company’s operating and finance lease terms may include renewal or early termination options. The Company only includes renewal or termination options in the lease term when the options are reasonably certain of exercise. The assessment of whether such options are reasonably certain of exercise is based on facts and circumstances at lease commencement, including contract-based, asset-based and entity-based factors.

Goodwill

Goodwill is measured as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed in a business combination. The Company tests goodwill for impairment on an annual basis, which is determined to be the first day of the fourth quarter, and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company performs impairment tests of goodwill at its reporting unit level, which is one level below its operating segments. The Company may elect to perform a qualitative assessment of goodwill in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount which would require a quantitative test.

If a quantitative test is required, the Company compares the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds the fair value.

The fair value of the reporting unit is calculated using a market-based approach. This approach incorporates observable market data, including comparable company trading multiples, recent market transactions and other relevant valuation metrics. Key assumptions used in the market-based valuation include selection of appropriate publicly-traded peer companies with similar operational and financial characteristics, application of relevant valuation multiples derived from market data and adjustments for differences in size, growth prospects and risk profiles between the Company and its peers.

No impairment loss was recognized for the year ended December 31, 2025. A goodwill impairment loss of $1.5 million was recognized for the year ended December 31, 2024 related to the Company’s acquisition of Morton Photonics Incorporated and Morton Hybrid Lasers LLC (collectively, “Morton”). Additional information is provided in Note 3—Business Combination and Note 5 – Goodwill.

Intangible Assets, Net

Intangible assets acquired in a business combination or in an asset acquisition that qualify for separate recognition are recognized at their fair value and amortized on a straight-line basis over their estimated useful lives or over the period the economic benefits of the asset are consumed. Residual values and useful lives are reviewed at each reporting date. Intangible assets consist of customer relationships, tradenames, software and order backlog.

Business Combinations & Asset Acquisitions

Upon obtaining control of another entity (even if less than 100% ownership is acquired), the Company first evaluates the transaction using the screen test to determine if the transaction constitutes the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). The Company evaluates the net assets acquired to determine whether substantially all the fair value of the acquired assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the transaction does not meet the definition of a business combination and is accounted for as an asset acquisition. In an asset acquisition, the Company allocates the cost of the acquisition to the assets and liabilities acquired at their relative fair values. Direct acquisition-related costs (e.g., transaction costs) are included in the cost of the acquired assets.

If the fair value of the acquired assets is not concentrated in a single identifiable asset or group of similar identifiable assets, the Company then evaluates whether the net assets acquired meet the definition of a business in ASC 805. If the net assets acquired meet the definition of a business the transaction qualifies as a business combination and is accounted for by applying the acquisition method of accounting. Under the acquisition method the Company recognizes and measures the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Goodwill as of the acquisition date represents the excess of the purchase price over the fair value of the assets acquired net of liabilities assumed. The purchase consideration is determined based on the fair value of the assets transferred to the seller net of any liabilities assumed by the Company, after considering any transactions that are separate from the business combination. Subsequent adjustments may be recorded to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill, during the measurement period, which may be up to one year from the acquisition date, if the adjustments relate to events and circumstances that existed at the acquisition date. Transaction costs and costs to restructure the acquired company are expensed as incurred. The Company measures contingent consideration arrangements at fair value at each reporting period, with changes in fair value recognized in the consolidated statements of operations. Changes in the fair value of contingent consideration can result from changes in the likelihood of the contingency becoming more or less probable over time, as well as changes in the fair value of equity-based contingent consideration. The Company includes the results of all acquisitions in the consolidated financial statements from the date of acquisition.

Warranty Liability

The Company records warranty liabilities for the estimated costs of fulfilling its obligations under its product warranties at the time of sale. Warranty liabilities are included in accrued liabilities on the consolidated balance sheets. The Company generally issues one-year product warranties guaranteeing the product’s intended functionality but may negotiate specific terms with certain customers. Liability under product warranties is estimated based on management’s review of outstanding warranties, prior experience and specific customer circumstances. If actual results differ from estimates, the Company revises its estimated warranty liability. Warranty liabilities did not have a material impact on any period presented.

Convertible Redeemable Preferred Stock

The Company accounts for its preferred stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. As all series of the Company’s preferred stock are contingently redeemable upon the occurrence of events not solely within the Company’s control, the preferred stock is presented as mezzanine equity, separate from the stockholders’ deficit section of the consolidated balance sheet. The preferred stock is initially recorded at the fair value determined on the issuance date. Adjustments to the fair value of the preferred stock to the current market value are not made each period. Rather, the Company assesses whether the preferred stock has become redeemable or the probability that the preferred stock will become redeemable in determining whether to record subsequent measurement adjustments. Refer to Note 13 – Convertible Redeemable Preferred Stock for additional information.

Revenue Recognition

The Company primarily generates revenue from customers under governmental contracts and commercial contracts. Governmental revenue includes revenue recognized primarily from contracts with the U.S., U.K. and Australian governments. Commercial revenue includes revenue recognized primarily from contracts with research institutes and private companies located predominantly in the U.S. and U.K. Refer to Note 2 – Revenue Recognition for the Company’s total revenue, as presented on the consolidated statement of operations and comprehensive loss, disaggregated by the geographic locations of the Company’s customers and the percentage of total revenue derived from governmental customers.

The Company’s government contracts are primarily related to research and development projects or the development of a product to agreed-upon specifications. Government contracts are typically either report-based research in which various activities are significantly integrated into the final report that is provided, or contracts are prototype- or product-based development in which the Company provides a significant service of integrating development activities throughout the term of the contract into the final prototype or product.

In certain instances, government contracts may contain multiple performance obligations where the Company delivers multiple final reports or multiple products across one or more phases in which the customer can benefit from the standalone good or service and each good or service is separately identifiable from other goods and services provided by the Company. Generally, the Company recognizes revenue over time as control of the goods or services is transferred to the customer. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided.

The Company generally uses an input method to measure progress toward completion for performance obligations satisfied over time, based on costs incurred relative to total estimated costs (cost-to-cost), as this method best depicts the transfer of control to the customer. The costs incurred are predominantly related to labor and materials, incurrence of which is indicative of progress and transfer of value to the customer. Under this method, revenue is recognized based on the proportion of costs incurred to date relative to total estimated costs, which includes an estimate of the total expected margin for fixed-price arrangements, where the transaction price is fixed. Accounting for long-term contracts requires significant judgment and estimation, which could be considerably different if the underlying circumstances were to change. When adjustments to estimated contract revenue or costs are required, changes from prior estimates are recognized on a cumulative catch-up basis in the period of change.

The Company’s government contracts may include fixed and/or variable consideration. The resulting consideration is contracted either as a firm fixed price (which typically includes variable consideration contingent upon customer acceptance) or a cost-plus fixed fee arrangement (which includes fixed and variable consideration). Under a cost-plus fixed fee arrangement, the amount of variable consideration consists of direct and indirect costs plus a fixed fee.

The Company exercises judgment when estimating variable consideration to determine whether the most likely amount or expected value method should be used. Estimation of costs is based on historical knowledge and engineering expertise of tasks and components required to complete the project. A provisional rate, which is used as an initial estimate of indirect costs, is established through agreement with the government for all government contracts. Variable consideration is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.

Contracts with commercial customers generally contain separate performance obligations, as each individual product can be transferred independently of each other to the customer. Revenues under commercial contracts are generally recognized at a point in time when the Company satisfies its performance obligations and control of the goods or services transfers to the customer. Control typically transfers to the customer when the goods are shipped but can also transfer when the customer receives and accepts the goods, based on the terms of the contract. The transaction price for revenues under commercial contracts is fixed and stated in the contract with the customer. There are no forms of variable consideration or discounts offered for early payment in commercial contracts. The Company’s commercial contracts typically include a standard one-year warranty period. These assurance-type warranties do not represent separate performance obligations because the warranties are only for the products to comply with agreed-upon specifications, and they do not provide the Company’s customers with any additional distinct services. The Company has elected the practical expedient, enabling it to recognize shipping and handling costs performed after a customer obtains control of the good as fulfillment of the original performance obligation, rather than as a separate performance obligation, and includes such costs as a component of the transaction price.

The Company also has commercial service contracts that are primarily related to quantum software research and development projects. These contracts typically have a single performance obligation. The Company recognizes revenue over time as control of the goods or services is transferred to the customer. In these instances, the contracts have provisions that are deemed to transfer control to the customer over time. Similar to government service contracts, the Company generally uses an input measure of progress for its contracts based on costs incurred.

The transaction price for both government and commercial contracts typically does not include a significant financing component. For all contracts with customers, the Company has elected to exclude sales taxes from the transaction price.

The Company’s contracts may be subsequently modified to include changes in specifications, requirements or price, which may create new or change existing enforceable rights and obligations. Depending on the nature of the modification, the Company considers whether to account for the modification as an adjustment to the existing contract or as a separate contract. Generally, modifications to the Company’s contracts are either separate contracts or are not distinct from the existing contract due to the significant integration and interrelated tasks provided in the context of the contract. Modifications to add non-distinct services are accounted for as if they were part of the existing contract and recognized as a cumulative adjustment to revenue.

The Company performs an allocation of the transaction price when there is more than one performance obligation included in the same contract and the performance obligations are satisfied at different times. Allocation of the total transaction price is determined based on the stand-alone selling price of each item relative to the total contract value. When stand-alone selling prices are not directly observable, the Company estimates stand-alone selling price using an expected cost-plus margin approach. The Company considers market conditions and historical data to estimate its costs plus a specified margin, which may be adjusted for differences in product, customers or other factors.

The timing of revenue recognition, billings and cash collection may result in contract assets, unbilled receivables or contract liabilities. Contract assets arise when revenue recognized exceeds the amount billed to customers and represent the Company’s right to consideration that is subject to conditions other than the passage of time. Unbilled receivables arise when revenue recognized exceeds the amount billed to customers and represent the Company’s unconditional right to consideration, for which only the passage of time is required. Contract liabilities arise when the Company receives consideration from customers in advance of providing goods or services and represent the Company’s obligations to satisfy performance obligations. Contract liabilities are recognized as revenue when (or as) the performance obligations are satisfied. Contract assets and unbilled receivables are generally classified as current assets, and contract liabilities are generally classified as current liabilities, in the consolidated balance sheets. Contract assets are presented within prepaid and other current assets in the consolidated balance sheets.

Cost of Revenue

The cost of revenue primarily consists of labor, including direct labor and third-party specialist subcontractors, materials and equipment costs related to delivering the Company’s products and services, allocated facility costs and warranty expenses. Allocated facility costs primarily include depreciation and amortization expenses, information technology costs and facility occupancy costs. Costs of products and services are recorded as or when control of products is transferred to the customer, and as services are performed.

Research and Development

Research and development expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation costs, costs of materials, costs of consultants and allocated facility costs associated with the research, engineering, design and development of the Company’s quantum computing technologies. Allocated facility costs primarily include depreciation and amortization expenses, information technology costs and facility occupancy costs. Research and development costs are expensed as incurred.

Selling, general and administrative

Selling, general and administrative expenses primarily consist of personnel-related costs, including salaries, benefits and stock-based compensation costs, for executive leadership and employees bid, proposal, marketing, sales, legal, finance, accounting, human resources, information technology and other administrative functions. In addition, these expenses include allocated facility costs and costs of consultants performing similar functions. Selling, general and administrative costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. The Company’s stock-based compensation awards are all equity-classified and consist of stock options and restricted stock awards (“RSA”). The Company has sufficient authorized but unissued common shares to satisfy all of the convertible redeemable preferred stock conversions and stock-based compensation awards. Stock-based compensation cost is measured based on the fair value of the awards as determined on the grant date. The Company recognizes stock-based compensation expense using the graded attribution method in which expense is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the stock option or RSA as if the award was, in substance, multiple awards. The Company accounts for forfeitures as they occur.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, which requires extensive use of accounting judgment and financial estimates, including estimates of the fair value of the underlying common stock, the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the common stock price over the expected term, the risk free rate and expected dividend yield. The fair value of restricted stock awards is determined based on the estimated fair market value of the Company’s common stock on the grant date. The Company’s common stock is not publicly traded and therefore quoted market prices are not available. Accordingly, fair market value is determined through an independent third-party valuation using a probability weighted expected return method. The valuation considers several factors requiring extensive use of judgement, including recently completed equity transactions, historical and forecasted financial performance, selection of peer companies, the estimated value and probability of future equity transactions and other relevant qualitative and quantitative inputs.

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment, right-of-use assets and intangible assets with identifiable useful lives are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset or asset group may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, the Company first compares the total estimated future undiscounted cash flows expected to be generated from the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the asset exceeds its fair value. No impairment loss related to long-lived assets was recognized for the year ended December 31, 2025. An impairment loss of $12.0 million was recognized for the year ended December 31, 2024, of which $11.6 million was attributed to intangible assets acquired in the SiNoptiq and Morton acquisitions completed in 2024. Additional information is provided in Note 6 – Intangible Assets.

Accounting for Government Grants

As discussed under “Accounting Pronouncements Recently Issued or Adopted,” the FASB issued ASU 2025-10 in December 2025, which will establish authoritative GAAP for government grants. The guidance will be effective for public business entities for annual periods beginning after December 15, 2028, and for all other business entities for annual periods beginning after December 15, 2029. The Company is currently evaluating the extent of the impact of ASU 2025-10 on its consolidated financial statements.

Until the guidance becomes effective and consistent with the Company’s approach prior to the issuance of ASU 2025-10, the Company will continue to apply International Accounting Standard 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”), by analogy.

Under IAS 20, a government grant is recognized when there is reasonable assurance (analogous to “probable” as defined in GAAP) that the Company will comply with the conditions attached to the grant and the grant will be received. Grants are recognized in earnings on a systematic basis over the periods in which the related qualifying expenses are incurred and distinguished between grants related to assets and grants related to income. For a grant related to income that has met recognition criteria, the grant is recognized at the same time as the corresponding expense is incurred. For grants related to assets, the grant is recognized as the related asset is reflected in earnings, generally as depreciation is recognized on the related asset.

The Company records government grants in accordance with the nature of the grant, and depending on the nature of the grant, IAS 20 permits recognition either (i) separately under a general heading such as other income, (ii) as a reduction of the related expense or (iii) as a reduction of the cost of the related asset. For both grants related to assets and income, the Company has elected to present such income separately within grant income to distinguish it from other operating items.

Generally, government arrangements accounted for as grant income are those where the Company does not have an obligation to provide the government entity with a good or service that qualifies as a performance obligation, including the transfer of control of intellectual property (“IP”) and where the governmental entity has agreed to fund only a portion of the costs incurred subject to a cap. Deliverables in government grant contracts are limited to providing the government entity with a means for evaluating the progress and effectiveness of the project and do not transfer ownership of products, prototypes or rights to intellectual property. Arrangements with governmental entities that obligate the Company to provide a prototype product, research paper, pre-existing IP or newly created IP or other form of deliverable are accounted for as revenue.

Total other income, net

Total other income, net includes interest income, changes in the fair value of SAFE liabilities and contingent consideration and other, net. Other, net consists primarily of income from refundable research and development tax credits, interest expense related to borrowings and gains or losses resulting from fluctuations in exchange rates during the reporting period on unsettled transactions and outstanding balances with foreign subsidiaries, vendors or customers. During the year ended December 31, 2025, the total Other, net primarily consists of $1.1 million of research and development tax credits recognized by the Company.

Income Taxes

Income taxes are accounted for under the asset and liability method. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Current and deferred income taxes are measured based on the tax laws that are enacted as of the balance sheet date of the relevant reporting period. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations and comprehensive loss in the period when the change is enacted. A valuation allowance is established when it is more likely than not, based on available positive and negative evidence that some or all of the Company’s deferred tax assets will not be realized.

The Company recognizes the effect of a tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination by the appropriate taxing authorities. The amount of tax benefit recognized for an uncertain tax position is the largest amount of benefit with a greater than 50 percent likelihood of being realized. Unrecognized tax benefits are included within other liabilities if recognized and are charged to earnings in the period that such determination is made. The Company records interest and penalties related to tax uncertainties, if applicable, as a component of income tax expense.

Related Party Transactions

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries’ controls, is controlled by or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

The consolidated financial statements include disclosure of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of the accompanying consolidated financial statements is not required.

Fair Value Measurements

The carrying value of certain financial instruments held by the Company are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. As a basis for considering such assumptions, the following hierarchy lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market:

•	Level 1 – Observable inputs such as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2 – Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable; and

•	Level 3 – Unobservable inputs that are significant to the measurement of fair value but are supported by little to no market data, requiring the Company to develop its own assumptions.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and consideration of factors specific to the asset or liability.

Changes in assumptions or in market conditions could significantly affect the estimates. The Company determines whether transfers have occurred between levels in the fair value hierarchy by reassessing the inputs used in determining fair value at the end of each reporting period.

The following table sets forth the fair value of financial instruments that were measured at fair value on a recurring basis (in thousands):

	As of December 31,
	2025				2024
	Level 1	Level 2	Level 3	Total	Level 1	Level2	Level 3	Total
Financial Assets:
Money market funds	$6,157	$—	$—	$6,157	$42,740	$—	$—	$42,740
Available-for-sale securities	$51,475	$—	$—	$51,475	$—	$—	$—	$—

Total financial assets	$57,632	$—	$—	$57,632	$42,740	$—	$—	$42,740

Financial Liabilities:
Contingent obligation	$—	$—	$1,828	$1,828	$—	$—	$—	$—

Total financial liabilities	$—	$—	$1,828	$1,828	$—	$—	$—	$—

There were no transfers into or out of Level 3 of the fair value hierarchy during the year ended December 31, 2025.

The Company’s contingent obligation is classified within Level 3 of the fair value hierarchy and is remeasured to fair value each reporting period. The fair value measurement relies primarily on the estimated fair value of the Company’s stock, which is not publicly traded. Estimating the fair value of the Company’s common stock requires management to assess the probability-weighted outcomes associated with remaining a private company and completing a Business Combination at each measurement date. At December 31, 2025, this unobservable input was assessed at 80% associated with completing the Business Combination. Refer to Note 12 – Commitments and Contingencies for information regarding the nature and accounting of the contingent obligation.

The Company’s money market funds, presented within cash and cash equivalents on the consolidated balance sheets, are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets. The Company’s available-for-sale securities are classified within Level 1 of the fair value hierarchy as the fair value is based on quoted prices in active markets.

The Company’s financial assets and liabilities that are not measured at fair value on a recurring basis consist of cash and cash equivalents (excluding the money markets funds in the table above), accounts receivable, accounts payable, accrued liabilities and deferred consideration payable. The carrying amounts of these financial assets and liabilities approximate their fair value due to the short-term nature of these instruments.

The Company’s non-financial assets, which primarily consist of property and equipment, goodwill and intangible assets, are not required to be measured at fair value on a recurring basis and instead are reported at their cost basis. However, on a periodic basis whenever events or changes in circumstances indicate that their carrying amount may not be fully recoverable, non-financial assets are assessed for impairment. The fair value measurements, in such instances, are based on market participant assumptions which would fall within Level 3 of the fair value hierarchy.

Foreign Currency Measurement and Translation

The Company operates in the U.K. and Australia in the form of its wholly owned subsidiaries, ColdQuanta U.K. Ltd and ColdQuanta Australia PTY Limited, respectively. The functional currency of ColdQuanta U.K. Ltd is the British Pound Sterling (GBP), while ColdQuanta Australia PTY Limited’s functional currency is the Australian Dollar (AUD). ColdQuanta U.K. Ltd has foreign currency transactions in U.S. dollars (USD), Euros (EUR) and Japanese Yen (JPY). ColdQuanta Australia PTY Limited has foreign currency transactions in USD. For both subsidiaries, foreign currency monetary assets primarily consist of bank accounts and accounts receivable, while foreign currency monetary liabilities primarily consist of accounts payable, all denominated in currencies other than each subsidiary’s functional currency. Monetary assets and liabilities denominated in a currency other than each subsidiary’s functional currency are remeasured into the functional currency using the exchange rate as of the balance sheet date. Non-monetary assets and liabilities are remeasured using historical exchange rates. Resulting foreign-currency transaction gains and losses are recognized in the consolidated statement of operations and comprehensive loss. Following remeasurement, the assets, liabilities, revenues and expenses of each foreign subsidiary are translated from the functional currency into USD, the Company’s reporting currency. Assets and liabilities are translated at period-end exchange rates, and revenues and expenses at average rates. Translation adjustments are recorded in accumulated other comprehensive loss.

Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive income (loss), which principally includes unrealized income on available-for-sale securities and foreign currency translation adjustments. Accumulated other comprehensive income (loss) is reported as a component of stockholders’ deficit.

Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.

Diluted net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of shares of common stock outstanding in the basic net loss per share calculation plus the number of potential shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive securities. In periods with a reported net loss, the effects of anti-dilutive potential common shares are excluded and diluted net loss per share is equal to basic net loss per share.

2. Revenue Recognition

As described in Note 1 – Summary of Operations and Significant Accounting Policies, the Company recognizes revenue at a point in time or over time consistent with how it satisfies its performance obligations and transfers control to its customers. Revenue from point-in-time contracts was $3.6 million and $3.0 million for the years ended December 31, 2025 and 2024, respectively. Revenue from over-time contracts was $28.9 million and $25.9 million for the years ended December 31, 2025 and 2024, respectively.

A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations. Amounts for which the Company’s right to consideration is conditional upon factors other than the passage of time are recorded as contract assets. The balance of accounts receivable was $9.5 million and $4.0 million as of December 31, 2025 and 2024, respectively as shown on the consolidated balance sheet.

A reconciliation of the beginning and ending balances of contract assets, unbilled receivables and contract liabilities for the year is shown in the table below (in thousands):

	Year ended December 31,
	2025			2024
	Unbilled Receivables	Contract Assets	Contract Liabilities	Unbilled Receivables	Contract Assets	Contract Liabilities
Beginning of the year	$3,558	$—	$3,402	$1,304	$—	$2,551
Unbilled receivables additions	29,766	—	—	15,711	—	—
Contract assets additions	—	201	—	—	—	—
Amounts transferred to receivables	(28,590)	—	—	(13,457)	—	—
Customer advance payments	—	—	11,436	—	—	3,525
Revenue recognized	—	—	(7,968)	—	—	(2,674)

End of the year	$4,734	$201	$6,871	$3,558	$—	$3,402

The Company expects to recognize revenue of $23.4 million and $0.2 million from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable contracts in the years ending December 31, 2026 and December 31, 2027, respectively. The increase in contract assets, unbilled receivables and contract liabilities from 2024 to 2025 were primarily driven by the timing of revenue recognition, customer billings and advance payments associated with the increased revenue activity during the year.

Disaggregated Revenue

Revenue from government customers comprised 81% and 80% of total revenue for the years ended December 31, 2025 and 2024, respectively.

The Company’s revenues disaggregated by customer location is as follows (in thousands):

	Year ended December 31,
	2025	2024
United States	$23,204	$12,548
United Kingdom	4,107	11,333
Japan	2,071	3,784
Australia	1,816	146
Other	1,266	1,025

Total revenue	$32,464	$28,836

3. Business Combination

Morton Acquisition

On January 25, 2024, the Company acquired 100% of the equity of Morton (the “Morton Acquisition”). Morton specialized in the development and manufacturing of advanced silicon photonics-based component and sub-system technologies. The acquisition date fair value purchase consideration of $3.9 million consisted of $2.6 million of cash, $0.4 million of common stock (1,179,246 shares at $0.37 per share), $0.4 million of contingent consideration and $0.5 million of other payments and adjustments.

The contingent consideration includes cash payments of $0.2 million and 1,725,415 restricted shares of issued and outstanding common stock subject to vesting based on the achievement of specified development milestones. The contingent consideration had an estimated fair value of $0.4 million at the acquisition date and was recognized as a liability. During the year ended December 31, 2024, 86,271 shares vested valued at $50 thousand and the Company paid $12 thousand in cash related to the contingent consideration. Changes in the Company’s strategic direction during the second quarter of the year ended December 31, 2024 resulted in the decision not to integrate or further invest in the commercialization of the photonic business represented by the Morton Acquisition and the Company determined that it would not achieve the remaining specified development milestones underlying the contingent consideration. As a result, the Company de-recognized the liability and recognized a gain of $0.4 million, during the year ended December 31, 2024, related to the change in the fair value of the contingent consideration.

In May 2025, the Company amended the equity purchase agreement with the former Morton owners. The amendment added new milestones that, if achieved, require the Company to make the remaining contingent cash payments of approximately $0.2 million and result in the vesting of the remaining 1,639,145 outstanding shares of restricted common stock. The Company evaluated the guidance in ASC 805 and determined that this agreement should be accounted for separately from the Morton Acquisition. Additional information is provided in Note 12 – Commitments and Contingencies.

The acquisition agreement also provides for deferred employee compensation of $0.8 million comprised of 1,552,875 common shares and $0.2 million in cash, contingent on the continued employment of a key individual who is a former shareholder. These deferred payments have been accounted for as post-combination compensation expense and are excluded from the purchase consideration.

The acquisition was accounted for as a business combination, whereby the excess of the purchase consideration over the fair value of identifiable net assets was allocated to goodwill. The Company recognized intangible assets of $2.3 million of which $2.2 million represented in-process research and development. The goodwill of $1.5 million is associated with the acquired workforce and technical knowledge of that workforce that does not qualify as a separable intangible asset. In accordance with applicable jurisdictional tax rules, the goodwill recognized is deductible for income tax purposes. Additional information is provided in Notes 5 – Goodwill, 6 – Intangible Assets and 16 – Income Taxes.

No additional impairment was recognized during the year ended December 31, 2025 as it relates to the Morton acquisition. During the year ended December 31, 2024, the Company recorded impairment charges to fully write down the carrying value of goodwill, intangible assets and other long-lived assets associated with this acquisition. Additional information is provided in Note 5—Goodwill and Note 6 – Intangible Assets.

4. Available-for-sale Securities

The following table summarizes the unrealized positions of the Company’s available-for-sale securities disaggregated by class of instrument as of December 31, 2025:

	At December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasury Securities	$12,043	$33	$—	$12,076
Corporate Debt	39,292	107	—	39,399

Total	$51,335	$140	$—	$51,475

The following table provides the amortized cost and fair value of the Company’s available-for-sale securities by contractual maturity as of December 31, 2025:

	Amortized Cost	Fair Value
Maturing within one year	$34,244	$34,318
Maturing after one to two years	17,091	17,157

Total	$51,335	$51,475

Amortized cost includes accrued interest receivable on available-for-sale debt securities. There were no realized gains or losses on available-for-sale securities during 2025.

For marketable securities classified as available-for-sale that are in an unrealized loss position as of the balance sheet date, the Company assesses whether or not it intends to sell the security, or more-likely-than-not will be required to sell the security, before recovery of its amortized cost basis which would require a write-down to fair value through net loss. As of December 31, 2025, there were no available-for-sale debt securities in a loss position. An allowance for credit losses was not deemed necessary related to available-for-sale securities as of December 31, 2025. There were no marketable securities classified as available-for-sale as of December 31, 2024.

Refer to Note 1 – Summary of Operations and Significant Accounting Policies (Fair Value Measurements) for the Company’s valuation techniques and fair value hierarchy disclosures.

5. Goodwill

The Company performed its annual goodwill impairment assessments as of October 1, 2025 and 2024 using a qualitative approach. In evaluating whether it was more likely than not that the fair value of its single reporting unit was less than its carrying amount, management considered relevant events and circumstances including macroeconomic conditions, industry and market trends, cost factors, overall financial performance and entity-specific developments such as the indicated enterprise values from the commitment to financing transactions during 2025 and 2024. Based on this assessment, management concluded that it was not more likely than not that the fair value of its single reporting unit was less than its carrying amount. Accordingly, no quantitative impairment test was required, and no impairment of goodwill, except as described below related to the Morton Acquisition, was recognized for the years ended December 31, 2025 and 2024, respectively.

In the second quarter of 2024, the Company determined that it would not further invest in the activities of the acquired Morton business and thus it would not be integrated as originally planned. As a result, the Company identified indicators of impairment for the goodwill recognized in connection with the Morton Acquisition. In accordance with ASC 350, the Company recorded impairment charges to fully write down the carrying value of goodwill, intangible assets and other long-lived assets associated with this acquisition. The Company recognized a non-cash impairment charge of $1.5 million in 2024, equal to the full carrying amount of goodwill recognized in connection with the Morton Acquisition as the carrying value of the photonic reporting unit exceeded its fair value. Subsequent to the impairment, the Company determined that its business is comprised of one reporting unit.

Goodwill of $9.3 million from a prior business combination represents the Company’s only goodwill balance as of December 31, 2025. The table below presents the changes in the carrying amount of goodwill (in thousands):

	2025	2024
Beginning balance	$9,315	$9,315
Goodwill additions	—	1,533
Goodwill impairment	—	(1,533)

Ending balance	$9,315	$9,315

6. Intangible Assets

On January 26, 2024, the Company acquired a photonic patent license from SiNoptiq, Inc. for a purchase price of $9.4 million, consisting of i) $4.8 million of Series B convertible redeemable preferred stock, representing 4,667,846 shares with a fair value of $1.0176 per share, ii) $2.2 million in cash, iii) $2.0 million in deferred cash payments, payable over two years in four scheduled installments with the first payment of $0.5 million completed in 2024, which has been included in deferred consideration payable in the consolidated balance sheet and iv) $0.4 million in other adjustments, which includes an indemnity escrow amount, transaction expenses incurred by both the acquiree and the Company for legal, tax, accounting and financial advisory services in connection with the asset acquisition and the settlement of pre-existing indebtedness between the Company and seller.

The asset acquisition also provided for payments of cash up to $1.5 million and 1,474,056 restricted shares of Series B convertible redeemable preferred stock that are contingent upon the achievement of certain sales-and development-based milestones. The cash portion of these contingent payments is further dependent on the Company closing a round of equity financing at a level defined in the purchase agreement. At the acquisition date, the Company assessed the likelihood of the contingencies being met as not probable, and based on management’s ongoing assessment, the Company continues to conclude that the likelihood of the contingencies being met is not probable.

During the second quarter of 2024, in consideration of the change in strategic direction, management determined that the intangible asset arising from the above asset acquisition and the intangible assets acquired in the Morton Acquisition no longer have substantive future economic benefits. The Company recognized an impairment charge equal to the full carrying amount of these intangible assets of $11.6 million during the year ended December 31, 2024. There were no intangible asset impairments during the year ended December 31, 2025.

Intangible assets from prior business combinations, which represent the Company’s only intangible assets, are included in other assets on the consolidated balance sheet. The intangible asset balances and accumulated amortization are as follows (in thousands):

	December 31, 2025
	Gross Carrying Value	Accumulated Amortization	Net of Accumulated Amortization	Weighted- Average Remaining Amortization Period (in years)
Customer relationships	$41	$25	$16	2.33
Tradename	127	78	49	2.33

	$168	$103	$65

	December 31, 2024
	Gross Carrying Value	Accumulated Amortization	Net of Accumulated Amortization	Weighted- Average Remaining Amortization Period (in years)
Customer relationships	$41	$18	$23	3.33
Tradename	127	57	70	3.33
Software	162	162	—	0.00
Order backlog	2	2	—	0.00

	$332	$239	$93

Amortization expense of $28 thousand and $98 thousand were recognized during the year ended December 31, 2025 and December 31, 2024, respectively.

The table below presents the estimated amortization expense on intangible assets for the next five years and thereafter as of December 31, 2025 (in thousands):

2026	$28
2027	28
2028	9
2029	—
2030	—
Thereafter	—

Total estimated amortization expense	$65

7. Inventories

Major classifications of inventories are as follows (in thousands):

	As of December 31,
	2025	2024
Raw materials	$2,930	$2,204
Work-in-process	1,369	19

Total inventories	$4,299	$2,223

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2025	2024
Prepaid expenses	$2,834	$2,759
Deferred offering costs	6,384	—
Grant receivable	562	—
Contract assets	201	—
Other current assets	55	436

Total prepaid expenses and other current assets	$10,036	$3,195

9. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2025	2024
Computers and equipment	$12,030	$10,454
Quantum computer	3,614	3,614
Leasehold improvements	1,432	1,221
Furniture and fixtures	390	217
Software and website	1,381	684

Total property and equipment	18,847	16,190
Accumulated depreciation and amortization	(10,598)	(6,872)

Total property and equipment, net of depreciation	8,249	9,318
Assets not in service	425	697

Total property and equipment, net	$8,674	$10,015

For the years ended December 31, 2025 and 2024, depreciation expenses were $3.7 million and $2.5 million, respectively. Depreciation expense is included within the consolidated statement of operations and comprehensive loss as follows (in thousands):

	Years Ended December 31,
	2025	2024
Cost of revenue	$638	$100
Research and development	2,403	2,285
Seling, general and administrative	623	133

Total depreciation expense	$3,664	$2,518

Long-lived assets by geographic area

The following table presents the Company’s long-lived assets by geographic area, which includes property and equipment, net and operating lease right of use assets (in thousands):

	As of December 31,
	2025	2024
United States	$10,052	$12,443
United Kingdom	3,219	2,972
Australia	326	—

Total	$13,597	$15,415

10. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of December 31,
	2025	2024
Accrued compensation and benefits	$3,680	$1,923
Goods and services received, not yet invoiced	1,847	3,932
Accrued contingent payments	1,828	—
Accrued offering costs	731	—
Series C convertible redeemable preferred stock unpaid issuance costs	—	2,650
Other accruals	524	773

Total accrued liabilities	$8,610	$9,278

11. SAFE Notes

There were no SAFE Notes outstanding as of December 31, 2025, and no related activity occurred during the year then ended. The Company issued SAFE Notes during the period from December 2023 through May 2024, all of which were settled in December 2024.

The Company issued a series of SAFE Notes to multiple investors for total cash proceeds of $24.0 million, comprising $1.4 million in 2023 and $22.6 million in 2024, with identical terms for each issuance. SAFE Notes are financing instruments that provide investors with the right to receive equity upon a future financing event.

Management evaluated the SAFE Notes under ASC 480, Distinguishing Liabilities from Equity, and determined that they are a liability under ASC 480, do not meet the definition of a derivative and do not qualify for equity classification. Given the variation in possible share prices of the future equity financing, the SAFE Notes represent an obligation to issue a variable number of shares for a fixed monetary amount. Accordingly, the SAFE Notes are accounted for as nonderivative financial liabilities, initially recognized at fair value with subsequent remeasurement at each reporting date. Any changes in fair value will be recognized in earnings and any issuance costs related to the SAFE Notes will be expensed immediately as incurred.

On December 27, 2024, the Company settled the SAFE Notes with total aggregate face amount of $24.0 million. Upon settlement, the SAFE Notes were measured at a fair value of $26.4 million and exchanged for 22,869,771 shares of Series C-1 convertible redeemable preferred stock. The carrying amount of the SAFE Notes was derecognized and the new shares of Series C-1 convertible redeemable preferred stock were recorded within temporary equity at fair value. The Company remeasured the SAFE Notes at the date of settlement and recorded a loss of $1.9 million, resulting in an aggregate loss of $2.4 million for the year ended December 31, 2024.

12. Commitments and Contingencies

Contingent Payments

In May 2025, the Company amended the equity purchase agreement related to the Morton Acquisition. The amendment added new milestones that, if achieved, requires the Company to make the remaining contingent cash payments of approximately $0.2 million and results in the vesting of the remaining 1,639,145 outstanding shares of restricted common stock. Additional information regarding the original purchase agreement and related contingent consideration is provided in Note 3 – Business Combinations.

The contingent obligation is classified as a liability and is remeasured at fair value each reporting period, with changes in fair value recognized in earnings. Refer to Note 1 – Summary of Operations and Significant Accounting Policies (Fair Value Measurements) for information regarding the valuation methodology and significant unobservable inputs used in measuring the contingent obligation. At the date of the amendment, the Company assessed the likelihood that the milestones related to the contingent payments would be met and recognized a contingent obligation measured at fair value, with a corresponding expense recorded in selling, general and administrative expenses in the consolidated statement of operations and comprehensive loss. Subsequent to the amendment, certain milestones were achieved, and the Company settled $2.3 million of the contingent obligation, consisting of $0.1 million in cash payments and the vesting of 948,979 shares of restricted common stock with an estimated fair value of $2.2 million. During the year ended December 31, 2025, a total of $4.1 million of selling, general and administrative expenses related to the contingent obligation was recognized in the consolidated statement of operations and comprehensive loss. The remaining balance of the contingent obligation included in accrued liabilities on the consolidated balance sheet was $1.8 million as of December 31, 2025.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representation, failure to perform or claims and losses arising from certain events as outlined within the particular contract. The Company has also entered into indemnification agreements with certain of its officers and directors.

The Company’s maximum exposure under such indemnities is unknown and has not been estimated, as this would involve future claims that may be made against the Company that have not occurred. To date, the Company has not made any payments related to these indemnities and believes the risk of material obligations under these indemnities to be remote. Accordingly, the Company has not accrued any liabilities related to such indemnification obligations in the consolidated financial statements.

Product Warranties

As described in Note 1 – Summary of Operations and Significant Accounting Policies, the Company issues one-year product warranties on its commercial product sales as a guarantee of the intended functionality of such products. Accruals related to these warranty obligations were immaterial for the years ended December 31, 2025 and 2024.

Legal Matters

From time to time, the Company may become involved in certain legal proceedings and claims incidental to the normal course of its business. As of December 31, 2025 and 2024, management is not aware of any pending or threatened litigation that could have a material impact on the consolidated financial statements.

Exclusive License Agreement with University of Wisconsin

In October 2019, the Company entered into an exclusive license agreement with the Wisconsin Alumni Research Foundation (WARF) (the WARF License Agreement). Under the WARF License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold and import products and services that would be covered by the patents listed in the WARF License Agreement. The WARF License Agreement provides the Company with exclusive rights to the listed patents, subject to certain WARF reservations.

In consideration for the rights granted under the WARF License Agreement, the Company paid a $50 thousand license fee and will pay an earned royalty on the net sales of products, including a pass-through of sales-based royalties on sublicensee sales, a sublicense consideration percentage for sublicenses executed on or before December 31, 2022 and annual minimum royalties per calendar year. These are first due within the Company’s fiscal year 2026 and creditable against that year’s earned royalties.

Exclusive License Agreement with University of Colorado

In June 2021, the Company entered into an exclusive license agreement with the Regents of the University of Colorado (the “Exclusive CU License Agreement”). Under the Exclusive CU License Agreement, the Company is granted an exclusive (subject to standard carve-outs), worldwide, sub-licensable license, in all fields, to make, have made, use, have used, offer for sale, sell, have sold and import products and services that would be covered by the patents listed in the Exclusive CU License Agreement.

The Exclusive CU License Agreement provides the Company with exclusive rights to the listed patent portfolio in all fields, subject to (a) reserved rights for CU and other non-profit employers of the inventors and authors of the licensed patents and software and other research institutions to use the inventions for research, education, clinical and non-commercial purposes and (b) U.S. Government rights in federally funded intellectual property under the Bayh-Dole Act and other regulations.

In consideration for the rights granted under the Exclusive CU License Agreement, the Company paid a $130 thousand license fee, and will pay annual license maintenance fees (creditable against royalties), a royalty on net sales of non-software products in the low single digits, with royalties on sales to the government fluctuating by a single digit percentage, depending on volume, a royalty on net sales of licensed software products in the mid-single digits and a sublicense revenue percentage share in the low double digits for sublicenses (with higher rates for sublicenses executed in the first or second year).

Non-Exclusive License Agreement with the University of Colorado

In February 2012, the Company entered into a non-exclusive license agreement with the Regents of the University of Colorado (the “Non-Exclusive CU License Agreement”), as amended. Under the Non-Exclusive CU License Agreement, the Company is granted a non-exclusive, worldwide license, in all fields to make, use, sell, offer for sale, lease and import products and processes that would infringe certain licensed patents co-owned with, or solely owned by, SRI International, Inc. listed in the Non-Exclusive CU License Agreement. The Non-Exclusive CU License Agreement also grants the Company to CU’s know how related to such patents. The license grant in the preceding sentence is exclusive as to CU’s interests in the patents listed in the Non-Exclusive CU License Agreement. The Non-Exclusive CU License Agreement is predicated on an inter-institutional agreement, pursuant to which the CU obtained the right to grant us the licenses under the Non-Exclusive CU License Agreement from SRI International, Inc.

The Non-Exclusive CU License Agreement provides the Company rights to the listed patent portfolio subject to reserved rights for CU to the Company’s own research and education, SRI International’s rights to the patents and U.S. Government rights under the Bayh-Dole Act and other regulations. In consideration for the rights granted under the Non-Exclusive CU License Agreement, the Company will pay a royalty on net sales.

13. Convertible Redeemable Preferred Stock

Series Seed Convertible Redeemable Preferred Stock

In 2018, the Company issued 24,871,033 shares of Series Seed convertible redeemable preferred stock at an original issue price of $0.2714 per share for $6.5 million, net of issuance costs of $0.2 million. No Series Seed convertible redeemable preferred stock shares were issued during the years ended December 31, 2025 and 2024.

Series Seed II Convertible Redeemable Preferred Stock

In 2019 and 2020, the Company issued 27,499,984 shares of Series Seed II convertible redeemable preferred stock at an original issue price of $0.38 per share. The financing for the Series Seed II convertible redeemable preferred stock was performed over three rounds. The first round occurred in November 2019, when 13,749,995 shares were issued for $5.2 million, net of issuance costs of $40 thousand. The other two rounds occurred in April and July 2020, when the remaining 13,749,989 shares were issued for $5.2 million with no additional issuance costs. No Series Seed II convertible redeemable preferred stock shares were issued during the years ended December 31, 2025 and 2024.

Series A Convertible Redeemable Preferred Stock

In 2020, the Company issued 101,515,976 shares of Series A convertible redeemable preferred stock at an original issue price of $0.3628 per share for $36.7 million, net of issuance costs of $0.2 million. No Series A convertible redeemable preferred stock shares were issued during the years ended December 31, 2025 and 2024.

Series B and Series B-1 Convertible Redeemable Preferred Stock

During 2022, the Company issued 107,814,417 shares of Series B convertible redeemable preferred stock at an original issue price of $1.0176 per share for $109.7 million, resulting in net proceeds of $107.4 million after legal issuance costs. In the same year, the Company issued 32,419,574 shares of Series B-1 convertible redeemable preferred stock at an original issue price of $0.6420 per share for $20.8 million, which was subsequently adjusted to $33.0 million to reflect the change in the fair value of the related embedded derivative liability. Total issuance costs associated with Series B and B-1 convertible redeemable preferred stock were $1.9 million. On January 26, 2024 the Company issued 6,141,902 shares of Series B convertible redeemable preferred stock as consideration to the seller in the Company’s acquisition of SiNoptiq, Inc. No Series B or B-1 convertible redeemable preferred stock shares were issued during the year ended December 31, 2025.

Series C and Series C-1 Convertible Redeemable Preferred Stock

On December 27, 2024, the Company issued 20,508,938 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $25.3 million. As noted in Note 10 – SAFE Notes, the Company converted all of its issued and outstanding SAFE Notes valued at $26.4 million into 22,869,771 shares of Series C-1 convertible redeemable preferred stock at an issue price of $1.05 per share, in accordance with the terms of the SAFE Notes and recorded in temporary equity. Total issuance costs associated with Series C and C-1 convertible redeemable preferred stock was $2.8 million.

On April 11, 2025 the Company issued 35,032,081 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $43.2 million. On May 8, 2025 the Company issued 4,858,933 shares of Series C convertible redeemable preferred stock at an original purchase price of $1.234 per share for proceeds of $6.0 million. No issuance costs were incurred with Series C convertible redeemable preferred stock issued during the year ended December 31, 2025.

The Company’s convertible redeemable preferred stock is classified as temporary equity and initially recorded at fair value which is determined to be the net proceeds of the transaction. The Company’s Series Seed, Seed II, A, B, B-1, C and C-1 convertible redeemable preferred stock (collectively “convertible redeemable preferred stock”) are not currently redeemable or probable of becoming redeemable in the future period.

The convertible redeemable preferred stock contains the following rights:

Dividends

The holders of the Company’s convertible redeemable preferred stock are entitled to receive non-cumulative cash dividends at a rate of 6% of the original issue price of each series per year only if and when declared by the Board of Directors in preference to holders of common stock. Series B, Series B-1, Series C and Series C-1 convertible redeemable preferred stock are entitled to receive the non-cumulative cash dividends in preference to holders of the Company’s Series Seed, Series Seed II and Series A convertible redeemable preferred stock.

The Company has not declared any dividends through years ended December 31, 2025 and December 31, 2024.

Voting Rights

Holders of all convertible redeemable preferred stock are entitled to the number of votes equal to the number of shares of the Company’s common stock into which such holder’s shares are convertible.

Election of Board of Directors

Holders of Series C and C-1 convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Holders of Series B and B-1 convertible redeemable preferred stock are entitled to elect two of the members of the Company’s Board of Directors. Holders of Series Seed II and Series Seed convertible redeemable preferred stock are entitled to elect one director. The holders of all convertible redeemable preferred stock are entitled to elect one of the members of the Company’s Board of Directors. Two directors are elected by holders of common stock.

Conversion Rights

Each share of convertible redeemable preferred stock is initially convertible into one fully paid and non-assessable share of the Company’s common stock at the option of the holder, at any time, and without payment of additional consideration and is mandatorily convertible upon the occurrence of certain events. The conversion price is initially equal to the applicable original issue price of each series and could be adjusted for events such as dilutive issuances, stock splits, combinations, mergers or reorganizations.

There were no conversions of convertible redeemable preferred stock into common stock during the years ended December 31, 2025 and 2024.

Redemption Rights

The convertible redeemable preferred stock contains provisions which provide the holders with the option to redeem the shares upon a voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event such as a merger, sale, lease transfer or other disposition of all or substantially all the assets of the Company. These provisions are considered contingent redemption provisions that are not solely within the control of the Company and are deemed to be not probable. Accordingly, the convertible redeemable preferred stock is presented outside of permanent equity in mezzanine equity of the consolidated balance sheet.

Liquidity Preference

In the event of any Liquidation Event or Deemed Liquidation Event, holders of Series C, C-1, B and B-1 convertible redeemable preferred stock are entitled to receive, prior to and in preference to holders of Series Seed, Series Seed II, Series A and common stock, an amount equal to the greater of (i) the applicable Original Issue Price plus any declared but unpaid dividends and (ii) the amount per share as would have been payable had all shares of Series B, B-1, C and C-1 convertible redeemable preferred stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If the residual assets are insufficient to pay the convertible and redeemable preferred shareholders the full amount, holders of the Series B, B-1, C and C-1 convertible redeemable preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be paid in full.

The Company’s convertible redeemable preferred stock consists of the following (in thousands, except share data):

	As of December 31, 2025
Convertible Redeemable Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	60,399,952	71,733	74,534
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Redeemable Preferred Stock	383,910,610	383,532,609	$296,814	$289,327

	As of December 31, 2024
Convertible Redeemable Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference
Series Seed	24,871,033	24,871,033	$6,526	$6,750
Series Seed II	27,499,984	27,499,984	10,411	10,450
Series A	101,515,976	101,515,976	36,658	36,830
Series B	113,956,319	113,956,319	112,145	115,962
Series B-1	32,419,574	32,419,574	32,990	20,813
Series C	60,777,953	20,508,938	22,503	25,308
Series C-1	22,869,771	22,869,771	26,351	23,988

Total Convertible Redeemable Preferred Stock	383,910,610	343,641,595	$247,584	$240,101

14. Common Stock

The voting, dividend and liquidation rights of holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of convertible redeemable preferred stock. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the majority of holders of outstanding shares of the Company’s capital stock.

On December 27, 2024, in connection with the Series C and Series C-1 convertible redeemable preferred stock issuances, the Amended and Restated Certificate of Incorporation granted the Company authority to issue 573,000,000 shares of common stock, $0.0001 par value per share.

15. Stock-Based Compensation

Stock Incentive Plan

In July 2017, the Company approved and adopted the 2017 Stock Incentive Plan (Voting), which authorized the granting of incentive and nonqualified stock options, restricted stock and other stock awards to employees, officers, directors, consultants and advisors. In connection with the Company’s incorporation in the state of Delaware in June 2018, the original equity incentive plan was continued as the 2017 Stock Incentive Plan (the “Plan”). As of December 31, 2025 and December 31, 2024, 153,037,164 shares of common stock were reserved for issuance under the Plan.

The exercise term, exercise price and vesting conditions for stock option grants are determined by the Company’s Board of Directors. Under the terms of the Plan, options may not be granted at an exercise price less than the fair value of the common stock on the grant date. In the case of incentive stock options, for individuals holding more than 10% of the voting power of all classes of outstanding stock of the Company, the exercise price must be at least 110% of the fair value of the common stock on the grant date. In the absence of trading on a national or regional exchange, the fair value of the Company’s common stock is determined by the Board of Directors.

The Company has the right of first refusal to repurchase shares in the event a stockholder proposes to transfer shares acquired under the Plan to a third party. Under the terms of the Plan and form of option agreement, the Company has the right to repurchase all, but not less than all, of the shares on the same terms and conditions as those offered to the third party. The Company’s right of first refusal expires within thirty days of the Company receiving notice of the stockholder’s proposed transfer. Under the terms of the Plan and form of option agreement, the Company’s right of first refusal terminates in its entirety on the first date that the Company’s common stock is listed on an established national or regional stock exchange.

Following termination of a Plan participant’s service for any reason, the Company has the right to repurchase all of the shares that the participant has acquired or will acquire, pursuant to awards granted under the Plan, at a repurchase price equal to the fair value of the shares, as determined by the Board of Directors. Vested options held at the date of a participant’s termination may generally be exercised within ninety days. The Company’s repurchase right generally expires one year after the participant’s termination date or, if the terminated participant exercises vested options post-termination in accordance with the terms of the Plan, one year after the participant’s post-termination exercise date. Under the terms of the Plan, the Company’s repurchase right terminates in its entirety on the first date that the Company’s common stock is listed on an established national or regional stock exchange. The Company’s policies prohibit the repurchase of stock resulting from exercised stock options where the stock option had been vested for less than six months.

Awards granted under the Plan are service-based awards typically vesting over a period of three to four years from the date of grant. The vesting schedules typically contain both cliff vesting and graded vesting. All options granted have a contractual term of ten years, following the date of grant.

Stock Options

In November 2025, in preparation for completion of the Business Combination, certain members of the Board of Directors resigned. As part of their separation, the Board of Directors approved the immediate vesting of any unvested options held by the separated directors and provided an extension to the post-separation exercise period following their resignation. The changes constituted modifications of the awards’ terms, resulting in modification accounting under ASC 718, Compensation – Stock Compensation. The additional compensation expense resulting from the modifications was immaterial to the financial statements as of and for the period ended December 31, 2025.

The following table summarizes the Company’s stock option activity (in thousands, except share and per share amounts):

	Number of Options	Weighted Avg Exercise Price	Weighted Avg Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	100,272,113	$0.15	7.8		$15,891
Granted	43,241,076	$0.31
Exercised	(5,223,413)	$0.20
Forfeited/Cancelled	(43,227,230)	$0.18

Outstanding as of December 31, 2024	95,062,546	$0.21	7.2		$35,180

Granted	5,382,161	$0.58		$
Exercised	(4,714,295)	$0.21
Forfeited/Cancelled	(5,648,323)	$0.26

Outstanding as of December 31, 2025	90,082,089	$0.23	6.2		$203,691

As of December 31, 2024
Exercisable	77,771,189	$0.20	5.8	$29,566

As of December 31, 2025
Exercisable	79,966,798	$0.21	5.9	$182,598

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for the respective date. The total intrinsic value of options exercised during the years ended December 31, 2025 and 2024 was $2.9 million and $0.9 million, respectively. The total grant date fair value of options vested during the year ended December 31, 2025 and 2024 was $2.8 million and $2.1 million, respectively.

Significant Assumptions Used to Estimate Fair Value

The Company estimates the fair value of stock options on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

The following assumptions were used to estimate the fair value of stock options granted and modified during the years ended December 31:

	2025	2024
Expected volatility	46.4% - 128.0%	45.8% -70.6%
Expected term (in years)	0.75 - 6.06	5.00 - 10.00
Risk-free interest rate	3.6% - 4.2%	0.4% - 3.2%
Dividend yield	-%	-%

Expected volatility – Expected volatility measures the uncertainty about the realization of expected future returns that was estimated based on the implied and historical volatility of the share price of publicly-traded peer companies over the expected term.

Expected term – The expected term of the Company’s options represents the period that the awards are expected to be outstanding. The Company uses the simplified method to estimate the expected term.

Risk-free interest rate – The risk-free interest rate is based on the U.S. Treasury rate in effect on the date of grant with a term equal to the expected term of each option.

Dividend yield – The Company has not paid dividends in the past and does not anticipate paying dividends on its common stock in the foreseeable future. Accordingly, the Company used an expected dividend yield of zero.

Fair value of underlying common stock – The absence of a public market for the Company’s common stock for the years ended December 31, 2025 and 2024 required the Company’s Board of Directors to estimate the fair value of its common stock. The Company’s Board of Directors considered a number of objective and subjective factors, including third party valuations of its common stock, the valuation of comparable companies, sales of the Company’s convertible redeemable preferred stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability and general and industry specific economic factors.

For the year ended December 31, 2025, the Board of Directors, with the assistance of third-party valuation specialists, estimated the fair value of the Company’s common stock using a probability-weighted expected return method, which considered multiple potential future outcomes and their probability-weighted expected equity values. The valuation reflected assumptions based on facts and circumstances as of December 31, 2025, including the Company’s expectations regarding the timing and likelihood of the consummation of the Business Combination described in Note 1 – Summary of Operations and Significant Accounting Policies.

Restricted Stock

Effective May 10, 2022 (the “Super.tech Closing Date”), the Company acquired 100% of the equity and voting interests of Super.tech pursuant to the terms of an agreement and plan of merger dated as of May 6, 2022. In connection with the acquisition, the Company issued common shares to the sellers subject to a make-whole obligation. The shares issued in connection with the acquisition may be automatically forfeited, along with any dividends declared by the Board, by the holders if the founders do not continue involvement as an employee or consultant over at least two years from the Super.tech Closing Date. Accordingly, the Company has accounted for the consideration as compensation in the form of restricted shares.

In January 2024, the Company acquired 100% of the equity of Morton. In connection with the acquisition, the Company issued restricted stock awards to the sellers subject to certain vesting conditions. Refer to Note 3 – Business Combination for further information. During the year ended December 31, 2025, certain restricted shares issued in connection with the Morton acquisition vested upon the achievement of specified contingent payment milestones. See Note 12 – Commitments and Contingencies for additional information regarding the contingent payment arrangement.

The table below presents the activity of the restricted stock awards (“RSAs”):

	RSAs Outstanding	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2023	2,657,090	$0.09
Granted	3,278,290	0.31
Vested	(2,743,360)	0.10
Forfeited	—	—

Unvested as of December 31, 2024	3,192,020	$0.31

Granted	—	—
Vested	(1,984,229)	0.31
Forfeited	—	—

Unvested as of December 31, 2025	1,207,791	$0.31

Compensation Cost

Total stock-based compensation expense is included within the consolidated statement of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cost of revenue	$300	$104
Research and development	374	447
Selling, general and administrative	2,382	3,190

Total stock-based compensation expense	$3,056	$3,741

Unvested Stock Options and RSAs

As of December 31, 2025, unrecognized stock-based compensation expense related to unvested stock option awards was $1.8 million, which the Company expects to recognize over a weighted-average period of 2.5 years. Unrecognized stock-based compensation expense related to unvested restricted stock awards as of December 31, 2025 was $0.4 million, all of which is expected to be recognized within the year ending December 31, 2026.

16. Income Taxes

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances the transparency of income tax disclosures by requiring additional disaggregation in the effective tax rate reconciliation and disclosures of income taxes paid by jurisdiction. The guidance does not change the recognition or measurement of income taxes. The Company adopted ASU 2023-09 effective January 1, 2025, on a prospective basis. The adoption impacted the Company’s income tax disclosures but did not have a material impact on its consolidated financial statements.

On July 4, 2025, the U.S. H.R.1, an act to provide for reconciliation pursuant to title II of H. Con. Res. 14. (the “OBBBA”) was enacted. The OBBBA introduces multiple tax law and other legislative changes, including modifications to income tax provisions such as existing 21% corporate income tax rate made permanent, domestic research and development expenses, the restoration of 100% bonus depreciation, changes to Section 163(j) interest limitations and U.S. taxation of international earnings; the repeal or acceleration of the sunset of certain tax credits under the 2022 Inflation Reduction Act and elimination of certain penalties for violations of certain regulatory credit programs. We have recognized the effects of the OBBBA provisions in our financial results to the extent they are applicable to the year ended December 31, 2025.

The following table sets forth loss before taxes and the expense (benefit) for income taxes:

	Years Ended December 31,
	2025	2024
Loss before income taxes:
U.S.	$(30,426)	$(52,256)
Foreign	(1,369)	(1,508)

Total loss before income taxes	$(31,795)	$(53,764)

Current income tax expense (benefit):
Federal	—	(2)
State	—	—
Foreign	—	—

Total current income tax expense (benefit)	$—	$(2)

Deferred income tax expense (benefit):
Federal	—	—
State	—	—
Foreign	—	—

Total deferred income tax expense (benefit)	$—	$—

Income tax expense (benefit)
Federal	$—	$(2)
State	—	—
Foreign	—	—

Total income tax expense (benefit)	$—	$(2)

Income taxes paid (net of refunds received) were immaterial for federal, state, and foreign jurisdictions for the years ended December 31, 2025 and 2024.

Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, the reconciliation of taxes at the federal statutory rate to our provision for (benefit from) income taxes for the year ended December 31, 2025 was as follows:

	Years Ended December 31,
	2025	2025 Effective Tax Rate	2024	2024 Effective Tax Rate
U.S. federal statutory income tax	$(6,677)	21.00%	$(11,290)	21.00%
State and local income taxes[1]	(38)	0.12%	(110)	0.21%
Foreign tax effects	284	-0.89%	(55)	0.10%
Non-deductible expenses	232	-0.74%	123	-0.23%
Change in valuation allowance (Federal and State)	6,077	-19.11%	10,323	-19.20%
Return to provision adjustment	32	-0.10%	252	-0.47%
Rate difference	61	-0.19%	675	-1.26%
Others	29	-0.09%	80	-0.15%

Total tax (benefit) expense	$—	0.00%	$(2)	0.00%

[1]	The states and local jurisdictions that contribute to the majority (greater than 50%) of the tax effect in this category include Colorado, Florida, Illinois and Wisconsin.

	Year Ended December 31,
	2025	Effective Tax Rate
Foreign tax effects
United Kingdom
Statutory tax rate difference between United Kingdom and United States	(65)	0.21%
Changes in Valuation Allowance	400	-1.26%
Australia
Statutory tax rate difference between Australia and United States	9	-0.03%
Changes in Valuation Allowance	(60)	0.19%

Total tax (benefit) expense - foreign tax effects	$284	-0.89%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$26,732	$21,930
Capitalized §174 R&D expense	17,031	13,983
Stock-based compensation expense	1,011	817
Research and development credits	391	391
Operating lease ROU liability	471	182
Plant, Property, & Equipment	315	104
Other	223	259

Total deferred tax assets	46,174	37,666
Valuation allowance	(45,713)	(37,646)

Total deferred tax assets net of valuation allowance	$$461	$20

Deferred tax liabilities:
Operating lease ROU asset	(417)	—
Other	(14)	(20)
Unrealized Gain - OCI	(30)	—

Total deferred tax liabilities	$(461)	$(20)

Net deferred tax assets	$—	$—

Temporary differences giving rise to deferred tax assets consisted primarily of U.S. federal and state net operating loss carryforwards and U.S. federal research and development tax credit carryforwards. As of December 31, 2025 and 2024, the Company has U.S. federal net operating loss carryforwards of $117.4 million and $104.0 million, respectively, all of which can be carried forward indefinitely. As of December 31, 2025 and December 31, 2024, the Company has U.S. federal research and development tax credit carryforwards of $0.4 million which will begin to expire in 2034. The Company has various state net operating loss carryforwards. The determination of state net operating losses depends on apportionment percentages. State tax laws can change from year to year and impact the amount of such carryforwards.

Future realization of the tax benefits of existing temporary differences and carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2025, the Company performed an evaluation to determine whether a valuation allowance was needed. Based on the Company’s analysis, which considered all available evidence, both positive and negative, the Company determined that it is not more likely than not that its net deferred tax assets will be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2025. The valuation allowance increased by $6.1 million in 2025 primarily due to current year operating losses.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) and its research and development credit carryforwards to offset future taxable income. The Company’s existing NOLs and research and development credit carryforwards may be subject to limitations arising from previous ownership changes. If the Company undergoes, or is deemed to have previously undergone, an ownership change, the Company’s ability to utilize NOLs and research and development credit carryforwards could be limited (perhaps substantially) by Sections 382 and 383 of the Code. Additionally, future changes in the Company’s stock ownership, some of which might be beyond the Company’s control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event the Company experiences or is deemed to have experienced an “ownership change” for these purposes, the Company may not be able to utilize a material or even a substantial portion of the NOLs and research and development credit carryforwards, even if the Company attains profitability. The Company has not completed a Code Section 382 analysis regarding any limitation on its NOLs carryforwards. As of December 31, 2025 and December 31, 2024, the Company has U.K. net operating loss carryforward of $7.8 million and $6.2 million respectively. The net operating loss can be carried forward indefinitely.

To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the consolidated financial statements. For the year ended December 31, 2025, there were no amounts recognized relating to interest and penalties, nor were there any uncertain income tax positions.

The Company files U.S federal and state income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending federal or state income tax examinations. As a result of the Company’s net operating loss carryforwards, the Company’s federal and state statutes of limitations remain open for all years until the net operating loss carryforwards are utilized or expire prior to utilization.

The transition tax in the Tax Act imposed a tax on undistributed and previously untaxed foreign earnings at various tax rates. This tax largely eliminated the differences between the financial reporting and income tax basis of foreign undistributed earnings. Furthermore, as of December 31, 2025, foreign withholding taxes have not been provided on unremitted earnings of subsidiaries operating outside of the U.S. as these amounts are considered to be indefinitely reinvested.

The Company accounts for the tax effects of global intangible low-taxed income (“GILTI”) as a component of income tax expense in the period the tax arises, to the extent applicable. The U.S. Treasury Department issued final regulations in July 2020 concerning global intangible low income, commonly referred to as GILTI tax and introduced by the Tax Act of 2017. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The final tax regulations allow income to be excluded from GILTI tax that are subject to an effective tax rate higher than 90 percent of the U.S. tax rate. An accounting policy choice is allowed to either treat taxes due on future U.S. inclusions related to GILTI in taxable income as a current-period expense when incurred (the “period cost method”) or factor such amounts into the measurement of deferred taxes (the “deferred method”). The calculation of the deferred balance with respect to the new GILTI tax provisions will depend, in part, on analyzing global income to determine whether future U.S. inclusions in taxable income are expected related to GILTI and, if so, what the impact is expected to be. The Company’s accounting policy election is to treat the taxes due on future U.S. inclusions in taxable income under GILTI as a period cost when incurred. Therefore, it has not recorded deferred taxes related to GILTI on the Company’s foreign subsidiary.

17. Leases

Cash paid for operating lease was $1.8 million and $1.4 million for the years ended December 31, 2025 and 2024, respectively. Operating lease expense was $1.0 million and $1.7 million for the years ended December 31, 2025 and 2024, respectively.

Weighted average remaining lease terms and discount rates for operating leases were as follows:

	As of December 31,
	2025	2024
Weighted-average remaining lease term (in years)	6.28	5.85
Weighted-average discount rate	8.04%	8.47%

The amount of undiscounted future minimum lease payments as of December 31, 2025 is as follows (in thousands):

Total Lease Payments
2026	$1,504
2027	1,025
2028	955
2029	941
2030	576
Thereafter	1,605

Total lease payments	6,606
Less: Present value adjustment	(1,456)

Present value of lease liabilities	$5,150

18. Related Party Transactions

Transactions with Universities

University of Colorado-Boulder

The Company considers the University of Colorado-Boulder to be a related party because the Company’s Co-Founder and Chief Science Officer concurrently serves as a professor at the University of Colorado-Boulder. The Company sponsors research projects and utilizes laboratory equipment at the University of Colorado-Boulder. Under these contracts, the Company recognized service revenue of $0 and $0.1 million, and cost of services of $0.1 million and $0.1 million during the years ended December 31, 2025 and December 31,2024, respectively. Expenses relate to research and development and use of laboratory equipment. There were no accounts receivable or accrued liabilities outstanding as of December 31, 2025 and 2024.

University of Wisconsin-Madison

The Company’s Chief Scientist for Quantum Information concurrently serves as a professor at the University of Wisconsin-Madison. In his role as a researcher and professor at the university, he has been granted patents held by WARF. Additionally, in June 2016, the Company entered into a research agreement with the Board of Regents of the University of Wisconsin System on behalf of the University of Wisconsin-Madison to provide research, data and findings in accordance with the terms of the contract and subsequent amendments. The Company recorded $0.5 million of research and development expenses in each of the years ended December 31, 2025 and 2024. Total accrued liabilities of $0.3 million and $0.5 million were outstanding as of December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025, the Company had incurred $4.4 million of its total $4.6 million committed funding.

Other Transactions

In June 2025, the Company announced a new go-to-market partnership with SAIC, an investor in the Company’s Series C-1 convertible redeemable preferred stock. SAIC provides advanced technology solutions to solve and support mission-critical needs across military, intelligence and government agencies. Through this partnership, the Company is expanding the deployment of quantum sensing technologies, including atomic clocks, quantum RF communication and inertial sensing, into defense and aerospace applications.

The Company engages a patent attorney, who is a related party to an officer of the Company, for the preparation and filing of patent applications and other patent-related legal matters. Fees of $0 and $88 thousand were billed by the attorney for patent legal services rendered during the years ended December 31, 2025 and 2024, respectively. There were no accounts payable outstanding as of December 31, 2025 and 2024.

The Company entered into a consulting agreement with the spouse of a member of the Company’s management to provide consulting services on various research and development and customer contracts. The Company paid $190 thousand and $41 thousand in 2025 and 2024, respectively. There were no accounts payable outstanding as of December 31, 2025 and 2024.

The Company occasionally enters into consulting agreements with members of the Company’s Board of Directors and/or investors in the Company to serve in executive roles based on the business’ needs. In 2025, Infleqtion entered into a consulting agreement with Grant Dollens, a member of Infleqtion’s Board of Directors and the previous Interim Chief Financial Officer of Infleqtion. Under the terms of the agreement, Mr. Dollens provides financial and accounting services to the Infleqtion and receives compensation at a rate of $15 thousand per month. Under this agreement, Infleqtion paid Mr. Dollens $213 thousand and $45 thousand in the year ended December 31, 2025 and 2024. Total accounts payable of $36 thousand and $0 were outstanding as of December 31, 2025 and December 31, 2024, respectively,

During 2025, the Company engaged DRS Daylight Solutions, Inc., (“DRS Daylight”) to provide engineering and programming services to the Company. At that time, Mr. Day, was a member of the Company’s Board of Director and served as an executive of DRS Daylight. Mr. Day subsequently departed DRS Daylight and joined Monarch Quantum, a company controlled by Mr. Day, and the Company transitioned the services agreement to Monarch. Under the terms of these arrangements, Mr. Day provides engineering and programming services to the Company. Total accounts payable of $1.8 million is outstanding as of December 31, 2025. No amounts were paid during the year ended December 31, 2025.

On December 21, 2025, Eric Bjornholt was appointed to the Company’s Board of Directors. Mr. Bjornholt serves as the Chief Financial Officer of Microchip Technology Inc. During the year ended December 31, 2025, the Company purchased laboratory equipment from Microchip Technology Inc. Total accounts payable of $64 thousand were outstanding as of December 31, 2025. No payments were made during the year ended December 31, 2025.

19. Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The following table sets forth the computation of basic net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Years Ended December 31,
	2025	2024
Numerator:
Net loss attributable to common stockholders	$(31,795)	$(53,764)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders – basic	46,185,671	39,808,027

Net loss per share attributable to common stockholders -	$(0.69)	$(1.35)

Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding in the basic net loss per share calculation plus the number of potential shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive securities. For the years ended December 31, 2025 and 2024, diluted net loss per share is the same as basic net loss per share as the inclusion of potentially dilutive shares would have been anti-dilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the computation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive:

	Years Ended December 31,
	2025	2024
Common stock options outstanding	90,082,089	95,062,546
Convertible redeemable preferred stock outstanding	383,532,609	343,641,595
Unvested restricted common stock awards	1,207,791	3,192,020

Total	474,822,489	441,896,161

The restricted stock awards, while legally outstanding, are not considered participating securities as any rights to dividends during the vesting period are forfeitable.

20. Segment Information

The Company derives revenues from customers by providing quantum computing solutions to its government and commercial customers from multiple locations throughout the world, but manages the business activities on a consolidated basis. The Company’s Chief Executive Officer is the chief operating decision maker (“CODM”). Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by CODM.

The CODM reviews financial information on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. Accordingly, the Company determined that it operates in a single operating and reportable segment.

The measure used by the CODM to assess performance and make operating decisions is net income or loss as reported on the consolidated statements of operations and comprehensive loss. The Company’s consolidated net income or loss is used by the CODM to identify underlying trends in the performance of the business and compare the Company’s financial performance against competitors.

Significant expense categories reviewed by the CODM include cost of revenue, research and development and selling, general and administrative expenses. Other segment items consist of the remaining income and expense items presented in the consolidated statement of operations and comprehensive loss. Total assets reviewed by the CODM are those presented on the consolidated balance sheets and purchases of property and equipment reviewed by the CODM are those reported on the consolidated statements of cash flows.

Refer to Note 1 – Summary of Operations and Significant Accounting Policies for information regarding significant customer concentrations and Note 2 – Revenue Recognition for revenue by geographic area.

21. Subsequent Events

The Company has evaluated subsequent events through March 31, 2026, the date the consolidated financial statements were available to be issued.

Churchill Capital Corp X Business Combination

The Business Combination closed on February 13, 2026. Refer to Note 1 – Summary of Operations and Significant Accounting Policies for additional information.

ARPA-E Contract

In January 2026, the Company entered into a cost-sharing agreement with the U.S. Department of Energy’s Advanced Research Projects Agency-Energy (“ARPA-E”). The agreement was executed after December 31, 2025 and did not result in any recognized amounts in the consolidated financial statements as of that date.